EXHIBIT 99.1

203-1634 Harvey Ave Kelowna, BC, Canada V1Y 6G2 Tel: +1 250 860 8599 Fax: +1 250 860 1362

Diamante Amends Mineracao Batovi Agreement in Brazil

-	Company also Acquires 2.4% Interest in Batovi Project

-	Provides update of Blendcore Loan

Kelowna, B.C., Canada, January 26, 2017—Diamante Minerals, Inc. (OTCBB: DIMN) (“Diamante” or the “Company”), a natural resources company, today announced amendments to the original agreement (the “Original Agreement”) for the Mineracao Batovi project, located in the state of Mato Grosso, Brazil as previously disclosed in news releases of the Company dated November 24, 2014 and June 5, 2015.

Pursuant to the amended agreement (the “Amended Agreement”), the joint venture to develop the Mineracao Batovi project will be effected through holdings in Mineracao Batovi Ltda. (“Mineracao”) the Brazilian company currently holding the Mato Grosso claims as opposed to through a newly formed joint venture company as originally contemplated. It has also been agreed that the deadline to fund the initial US$1,000,000 in expenses is June 30, 2017. Said funding will result in Diamante acquiring a 17.6% equity interest in Mineracao in circumstances where the full US$1,000,000 is funded (or a pro rata portion thereof in circumstances where only a portion of the US$1,000,000 is funded by the deadline). Further, the period during which Diamante has the right to incur up to an additional US$2,000,000 in expenses to acquire an additional 29% equity interest in Mineracao (or a pro rata portion thereof in circumstances where only a portion of the US$2,000,000 is funded) has been extended by two years to November 20, 2019.

The Amended Agreement also provides for Diamante to have representation on the board of directors of Mineracao which varies depending upon the equity interest in Mineracao held by Diamante, from 2 of 4 directors where the equity interest held is 40% or more to no representation where the equity interest held is less than 10%.

All other terms and conditions of the Original Agreement remain the same.

In a separate transaction with a minority shareholder of Mineracao, Diamante has acquired a 2.4% interest of Mineracao for $30,000. Assuming Diamante fully funds the $3,000,000 in accordance with the terms of the Amended Agreement Diamante would then own a 49% equity interest in Mineracao.

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The Company would also like to provide an update on the status of the gold stream agreement from the Molejon Gold Mine in Panama (the “Molejon Mine”), as disclosed in a news release dated February 3, 2016 (the “February 3, 2016 News Release”). Diamante to date has provided $215,000 of the $250,000 loan (the “Loan”) to Blendcore LLC., guaranteed by Petaquilla Gold, S.A., which Loan was to be provided in exchange for a royalty on gold produced from the Molejon Mine, as detailed in the February 3, 2016 News Release. These funds were to be used to re-start the processing plant at the Molejon Mine to allow the treatment of stockpiled ore. After advancing the funds to Blendcore LLC, progress has been slow in moving the re-start forward.

Separate and apart from the issues arising with respect of the Loan, Diamante has hired a legal firm in Panama to pursue the acquisition by Diamante of the Molejon Mine. Representatives of this firm are in discussions with a committee formed by the Panamanian government to oversee the transfer of interests of the Molejon Mine.

The Company is optimistic that its efforts will be successful and that Diamante will be appointed the owner and operator of the Molejon Mine, however there are no assurances that such appointment will be made or that any satisfactory arrangement will be made with respect to the settlement of the Loan.

Forward-Looking Statements

Certain statements contained in this report constitute “forward-looking” statements, including but not limited to, the anticipated timing of the Company’s cash infusion into the joint venture, along with next stages of development, and represent the Company’s current expectations. Other statements contained herein regarding matters that are not historical facts, also constitute “forward-looking” statements. Such statements may be identified by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “continue” or the negative of these similar terms. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by the Company or with the Company’s approval, which are not statements of historical fact, may contain forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

For more information, contact:

Chad Ulansky
250-860-8599

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